Exhibit 10.28
May 8, 2009
Richard Surratt
Re: Employment Terms
Dear Richard:
Your agreement dated February 1, 2007 is hereby amended and restated in its entirety to reflect your continued employment as President and Chief Executive Officer of the Company. You continue to be a key employee who performs highly specialized and unique duties that are critical to Voyager Learning Company. Capitalized terms set forth in this letter are defined in Exhibit A.
1.      Additional Restructuring Duties
In addition to fulfilling the responsibilities of President and Chief Executive Officer of Voyager Learning Company and those set forth in Section 13 below, you agree to cooperate fully with Voyager Learning Company and its board, investment bankers, attorneys, accountants and advisors in connection with its evaluation of strategic alternatives. You agree to play an active and positive role in fairly representing Voyager Learning Company’s interests, be an advocate for Voyager Learning Company’s positions and work with other employees or advisors of Voyager Learning Company and its affiliates to secure their continued loyalty to Voyager Learning Company and prospective buyers if appropriate. If you are offered an employment opportunity, an equity interest or any other consideration from a prospective buyer while you are employed by Voyager Learning Company, by signing this Agreement you agree to keep Voyager Learning Company advised of your negotiations with the prospective buyer and to accept any such offer prior to a sale only with Voyager Learning Company’s advance written permission.
2.      Equity
In addition to the general prohibition on stock sales when in possession of material inside information, Voyager Learning Company common stock may not be sold or otherwise transferred within ninety days of your termination of employment without the express written consent of Voyager Learning Company’s general counsel.

3.      Bonus
(a)	Voyager Learning Company paid a guaranteed 2008 target annual bonus opportunity, which is equal to $573,750 on or before March 14, 2009. Voyager Learning Company also guarantees that it will pay your 2009 target annual bonus opportunity, which is equal to $573,750, provided that you remain employed on a full time basis through December 31, 2009. Should you remain employed with Voyager Learning Company through December 31, 2009, payment of your 2009 bonus will be made no later than March 14, 2010. If prior to December 31, 2009, there is a Change of Control of the Company, your employment is terminated without Cause or you terminate your employment for Good Reason, you shall be paid a pro-rata portion of your guaranteed 2009 target annual bonus no later than the earlier of the Change of Control of the Company or March 14, 2010. With respect to calendar years after 2009, if you remain employed by Voyager Learning Company, you will be eligible to participate in Voyager Learning Company’s then current annual bonus plan, in accordance with the terms of such plan.
(b)	As additional compensation regarding your participation in a Change of Control of the Company, you shall be paid an amount equal to 50% of your Base Salary as in effect immediately prior to the date of payment. Such payment will be made on the earliest of (i) the date of the Change of Control of the Company provided such Change of Control of the Company is a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation for purposes of Section 409A of the Code (“Section 409A”) and occurs in 2009, (ii) the date of termination of your employment by you or by the Company other than for Cause after a Change of Control and (iii) December 31, 2009. Voyager Learning Company shall maintain a rabbi trust with a third party financial institution for the purpose of funding the additional compensation set forth in this Section 3(b).
4.      Severance Protection
You shall be entitled to the following severance benefits under this Section 4 if Voyager Learning Company terminates your employment without Cause or you resign for Good Reason:
(a)	A single lump sum payment in an amount equal to the sum of (i) 150% of your then current Base Salary and (ii) an amount equal to any accrued but unused vacation days, with such payments commencing on the earliest payroll date that does not result in adverse tax consequences to you under Section 409A of the Code.
(b)	Subject to your continued co-payment of premiums, continued participation for two years in all medical, dental and vision plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of Voyager Learning Company. If you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by Voyager Learning Company for such similar or improved benefit under such plan under this Section 4(b) shall immediately cease.

The continuation of health benefits under this subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. To the extent that such post-employment coverage cannot be provided under any such plan, Voyager Learning Company, at its election, will either (i) arrange to make available to you coverage through an insured arrangement that provides benefits substantially similar and on the same terms and conditions to those provided under such plan, or (ii) pay such benefits as described in (i) above directly. The obligations of Voyager Learning Company to provide any alternative coverage described in the preceding sentence are expressly conditional on you taking all reasonable actions and providing all reasonable information, as Voyager Learning Company shall request, as is necessary for it to fulfill such obligations. Voyager Learning Company will provide coverage under this Section 4(b) in such manner that the coverage and benefits are not taxable to you or shall pay you an additional amount to cover the payment of all federal, state, local and other taxes with respect to such coverage and benefits as well as the tax reimbursement provided by this sentence such that the coverages and benefits under this Section 4(b) as well as the tax reimbursement under this Section 4(b) does not result in any additional tax cost to you.
Voyager Learning Company shall maintain a rabbi trust with a third party financial institution for the purpose of funding severance benefits that may be payable under this Agreement.
5.      Conditions to Receiving Severance Benefits
Any severance benefits payable under this Agreement shall be in lieu of any other severance benefits that you may have otherwise been eligible to receive from Voyager Learning Company or its affiliates under the Voyager Learning Company Separation Benefits Plan or otherwise. If you terminate employment in a manner entitling you to severance benefits under Section 4 above and your death occurs before full payment of such severance benefits, any amount remaining to be paid shall be paid to your surviving spouse, or, if none, to your estate. You must sign a release agreement in substantially the same form as attached as Exhibit B to this Agreement to receive the severance benefits within the time period set forth therein. Subject to Section 4(a) and Section 11, the severance benefits under this Agreement will commence as soon as reasonably practicable after the termination of the seven (7) day revocation period provided in the release agreement. You shall not be required to seek other employment to mitigate damages, and any income earned by you from other employment or self-employment shall not be offset against any obligations of Voyager Learning Company to you under this Agreement.
6.      Tax Payments
(a)	Your rights to receive a tax gross-up payment for golden parachute excise taxes under the LTIP Award survived termination of the LTIP Award and you are entitled to such tax-gross-up rights, including those set forth in the Appendix to the LTIP Award. For purposes of this Section, the following specialized terms will have the following meanings:
(1)	“Base Period Income” “Base Period Income” is an amount equal to your “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations thereunder. Generally, your “annualized includable compensation” is the average of your annual taxable income from Voyager Learning Company for the “base period,” which is the five calendar years prior to the year in which a “change of ownership or control” as defined in Section 280G(b)(2) of the Code occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.
(2)	“280G Cap” “280G Cap” means an amount equal to 3 times your “Base Period Income,” less $1,000. This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code.
(3)	“Total Payments” The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations thereunder), made under this Agreement or otherwise, to or for your benefit, the receipt of which is contingent on a change of control and to which Section 280G of the Code applies.
(b)	Voyager Learning Company will, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion concerning whether your Total Payments exceed the 280G Cap. Voyager Learning Company will select the Consultant. The opinion required by this Section shall set forth the amount of your Base Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments.
7.      Successors and Assigns
This Agreement shall be binding upon any successor or assign of Voyager Learning Company, including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of Voyager Learning Company or that acquires Voyager Learning Company and/or substantially all the assets of Voyager Learning Company in accordance with the operation of law, and such successor entity shall be deemed to be “Voyager Learning Company” for purposes of this Agreement (except for purposes of determining whether there has been a Change of Control of the Company or an Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change). This Section will continue to apply in the event of any subsequent merger or consolidation or transfer of assets.

8.      Company Right to Recover Payments Under This Agreement.
You hereby agree that, if it is ever determined by Voyager Learning Company that any action or inaction by you constituted willful misconduct in relation to the Company’s financial statements which is or may be materially injurious to Voyager Learning Company or its affiliates, or other grounds for termination for Cause, then Voyager Learning Company may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to Voyager Learning Company. Voyager Learning Company may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by Voyager Learning Company to you, or (iii) any combination of (i) and (ii) above.
9.      At-Will Employment
This Agreement does not change the at-will nature of your employment relationship with Voyager Learning Company.
10.     Withholding
Voyager Learning Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
11.     Section 409A
The payments pursuant to this Agreement are intended to be exempt from or, comply with, the requirements of Section 409A of and this Agreement is intended to be interpreted and operated accordingly to the fullest extent possible; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall Voyager Learning Company be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Section 409A. Without limitation on the foregoing, the cash in lieu of SERP described in Exhibit C and the incentive compensation described in Section 3(a) of this Agreement are intended to be exempt from the requirements of Section 409A as short-term deferral payments. In accordance with the preceding sentences, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. If you are a ”Specified Employee” pursuant to Section 409A on the date of your Separation from Service, to the extent that any payments pursuant to this letter constitute “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then to the extent required for you not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made before the earlier of (i) 6 months after your Separation from Service; or (ii) the date of your death. Should the preceding sentence result in payments to you at a later time than otherwise would have been made under this letter, on the first day any such payments may be made without incurring additional tax pursuant to Section 409A (“409A Payment Date”), Voyager Learning Company (or Wachovia or a successor trustee of the rabbi trust to which the Company has contributed with respect to your severance benefits (“Rabbi Trust”)) shall make such payments provided that any amounts that would have been paid earlier but for the application of this Section 11 shall be paid in a lump sum on the 409A Payment Date together with, subject to the following sentence, accrued interest at the earnings rate (but not below 0%) of the Rabbi Trust containing your severance amounts. To the extent administratively feasible, you shall be entitled to direct the investment of the portion of the assets in the Rabbi Trust attributable to the amount you are entitled to under this Agreement for which payment is delayed because of Section 409A and to the extent you exercise this discretion, instead of being entitled to the amount delayed because of Section 409A with accrued interest at the earnings rate of the Rabbi Trust you shall be entitled to the amount delayed because of Section 409A adjusted by earnings and losses attributable to your investment direction. For purposes of Section 409A, each payment installment shall be treated as a separate payment. To the extent required for payments under this Agreement to comply with or be exempt from Code Section 409A (with the intention to comply with Treasury Regulation §1.409A-3(d) with the treatment of the 38th day after termination of employment as the designated payment date), payments shall be made no sooner than the 8th day after termination of employment nor later than the 38th day after termination of employment based on when the release required by Section 5 is executed and becomes non-revocable and if such 30-day period spans two calendar years, payment shall be made in the later calendar year. The parties agree to cooperate to minimize the impact of Section 409A without materially changing the economic value of this Agreement to either party.
12.     Indemnification
Voyager Learning Company shall indemnify you to the same extent that its officers, directors and employees are entitled to indemnification as of the date hereof pursuant to Voyager Learning Company’s Articles of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of Voyager Learning Company.
13.     Cooperation
You agree to reasonably cooperate with Voyager Learning Company and its affiliates during your employment and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by Voyager Learning Company (including, without limitation, you being available to Voyager Learning Company upon reasonable notice and at reasonable times for interviews and factual investigations, appearing at Voyager Learning Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to Voyager Learning Company requested information and relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). The obligations under this Section shall survive expiration of this Agreement. If your cooperation under this Section is requested after your termination of employment, Voyager Learning Company shall (i) provide you reasonable advance notice after giving due consideration to your then current employment obligations, and (ii) reimburse you for all reasonable travel expenses and other reasonable out-of-pocket expenses upon submission of receipts.
14.     Entire Agreement; Modification
This Agreement contains the entire agreement between you and Voyager Learning Company concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters. You acknowledge that this Agreement supersedes the offer letters dated September 27, 2005 and October 4, 2005 and signed by you and Alan Aldworth and the employment agreements dated July 13, 2006 and February 1, 2007, the standstill agreement dated as of December 28, 2006 and the restricted stock termination agreement dated January 18, 2007. Any modification of this Agreement will only be effective if done in writing and signed by you and the Chairman of the Compensation Committee of Voyager Learning Company. If for any reason any provision of this Agreement shall be held invalid, that invalidity will not affect the remainder of this Agreement.
15.     Non-Compete Agreement
By signing this Agreement, you acknowledge that (a) the Employee Invention, Assignment, Confidentiality and Restrictive Covenant Agreement (the “Non-Compete Agreement”) remains a valid and binding agreement and (b) the Non-Compete Agreement shall inure to the benefit of any successor or assign of Voyager Learning Company.
16.     Acknowledgment
You acknowledge that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney of your own choosing. You further acknowledge that you have carefully read this Agreement, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.
17.     Governing Law
This Agreement is governed by the laws of Michigan (excluding conflicts of laws).

We hope that these adjustments to your compensation reinforce the degree to which you are valued by Voyager Learning Company. Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,
/s/ Todd W. Buchardt
Todd W. Buchardt
Senior Vice President and General Counsel Voyager Learning Company

Read, accepted and agreed to this _8th___ day of May, 2009

/s/ Richard Surratt
Richard Surratt

Exhibit A
Definitions
Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change
An “Acquisition of at Least 30% of the Company’s Outstanding Voting Stock and Board Change” shall occur if:
(a)	any “person” or `”group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of Voyager Learning Company representing 30% or more of the combined voting power of Voyager Learning Company’s then outstanding securities after the date hereof (other than Voyager Learning Company, its subsidiaries or any employee benefit plan of Voyager Learning Company or its subsidiaries; and, for purposes of the Agreement, no Change of Control of the Company shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Voyager Learning Company’s securities by either of the foregoing) and,
(b)	individuals who, as of April 6, 2006, constitute Voyager Learning Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of Voyager Learning Company’s Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by the stockholders of Voyager Learning Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of Voyager Learning Company’s Board, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board.
Asset Sale
“Asset Sale” means a sale, lease or transfer of all or substantially all of Voyager Learning Company’s assets to an entity less than 50% of the outstanding voting securities of which are owned in aggregate by Voyager Learning Company, its subsidiaries or any employee benefit plan of Voyager Learning Company or its subsidiaries.
Cause
“Cause” means termination of your employment with Voyager Learning Company or its affiliates by reason of (1) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment; (2) unreasonable neglect or refusal by you to perform your material duties (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to you by Voyager Learning Company’s Board at least sixty days prior to such termination identifying the manner in which the Board believes that your have failed to perform and (B) you have thereafter failed to remedy such failure to perform; (3) you engage in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to Voyager Learning Company or its affiliates; or (4) your conviction of or plea of guilty or nolo contendere to a felony.

Change of Control of the Company
A “Change of Control of the Company” shall occur upon any of the following events:
(a)	a consummation of any consolidation or merger of Voyager Learning Company pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a consolidation or merger of Voyager Learning Company in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 50% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger (other than with entities in which the holders of Voyager Learning Company’s common stock, directly, or indirectly, have at least a 50% ownership interest);
(b)	an Asset Sale;
(c)	approval by Voyager Learning Company’s stockholders of any plan or proposal for the liquidation or dissolution of Voyager Learning Company; or
(d)	as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by Voyager Learning Company’s Board of Directors), contested election or substantial stock accumulation (“Control Transaction”), the members of Voyager Learning Company’s Board of Directors immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of Voyager Learning Company’s Board of Directors.
Code
“Code” means the Internal Revenue Code of 1986, as amended.
Disability
“Disability” means a mental or physical condition which, in the opinion of the Compensation Committee of Voyager Learning Company (1) renders you unable or incompetent to carry out the material job responsibilities which you held or the material duties to which you were assigned at the time the disability was incurred, and (2) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months, or results in you receiving benefits under any long term disability plan offered by Voyager Learning Company or its affiliates.

Good Reason
(a)	“Good Reason” in all events means the occurrence of any of the following events, without your written consent: (1) you are no longer Voyager Learning Company’s Chief Executive Officer, (2) you are assigned any duties inconsistent in any material respect with your position, authority, duties or responsibilities, or any other action that results in a significant diminution in such position, authority, duties or responsibilities, each as in effect as of the date hereof (or such later date to the extent of any actions by Voyager Learning Company are consented to in writing by you), unless the action is remedied by the Company within ten days after receipt of notice thereof given by you, (3) your assignment for longer than six months to a location in excess of fifty miles from your then current office, (4) a material reduction of your Regular Salary, a material reduction of your bonus target below 85% of your Base Salary, or (5) material failure to pay your Regular Salary, bonus or benefits under this Agreement, unless any such action under this clause is remedied by Voyager Learning Company within ten business days after receipt of notice thereof given by you. For purposes of clause (5), the substitution of any benefit stated under Exhibit C with any other benefit of equivalent or greater value shall not constitute a material failure to pay your benefits.
(b)	Notwithstanding anything to the contrary in (a)(1) or (a)(2) above, you shall not have “Good Reason” to terminate your employment due solely to one or more of the following events: (1) there is a diminution of the business of Voyager Learning Company or any of its affiliates, including, without limitation, a sale or other transfer of property or other assets of Voyager Learning Company or any of its affiliates, or a reduction in head count or budget, or (2) a suspension of your position, job functions, authorities, duties and responsibilities while on paid administrative leave due to a reasonable belief that you have engaged in conduct described in Section 8 of the Agreement.
(c)	You shall only be entitled to terminate employment for Good Reason by giving Voyager Learning Company written notice of the termination, setting forth in reasonable detail the specific conduct of Voyager Learning Company or its affiliates that constitutes Good Reason. An event shall not be deemed to constitute Good Reason if you fail to deliver notice of termination for Good Reason within one month of your actual knowledge of such event.
LTIP Award
“LTIP Award” means the Multi-Year Stock Option Grant dated November 2, 2005.

Exhibit B
AGREEMENT AND GENERAL RELEASE
Voyager Learning Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Richard Surratt (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
1. Last Day of Employment. Executive’s last day of employment with Employer is [DATE]. In addition, effective as of [DATE], Executive resigns from the Executive’s position as [TITLE] of Employer and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in the retention agreement between Employer and Executive dated May  _____  , 2009 (the “Retention Agreement”) and Executive’s right to indemnification and directors and officers liability insurance. Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.
2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with the Retention Agreement.
3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the General Counsel for Voyager Learning Company, or his/her designee, or mailed to Employer, [Address], Attn: Section Vice President and General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
•	The National Labor Relations Act, as amended;
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Older Workers Benefit Protection Act of 1990;
•	The Worker Adjustment and Retraining Notification Act, as amended;
•	The Occupational Safety and Health Act, as amended;
•	The Family and Medical Leave Act of 1993;
•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Michigan;
•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
•	Any public policy, contract, tort, or common law; or
•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to [DATE] with regard to Executive’s service as an officer and director of Employer; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Employee’s rights under the provisions of the Retention Agreement which are intended to survive termination of employment; or (iv) Employee’s rights as a stockholder.
5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Retention Agreement. Employee also affirms Executive has no known workplace injuries.
7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.
8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
9. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Retention Agreement which are intended to survive termination of the Retention Agreement shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind not contained herein or in the Retention Agreement made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETENTION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

VOYAGER LEARNING COMPANY

By:
RICHARD SURRATT	Name:
Title:

Date:	Date:

Exhibit C
Salary, Bonus and Benefits Salary
Salary
•	Base Salary: You are paid a “Base Salary” of $25,961.54 bi-weekly ($675,000 if annualized).
•	Regular Salary: Your “Regular Salary” includes your Base Salary plus another $20,800 annualized, for a total Regular Salary of $695,800 annualized.
•	Calculations for Bonus, merit pay, SERP, severance, company paid disability, 401k match will utilize your Base Salary and not your Regular Salary.
Bonus
•	As a key executive you participate in the Financial Bonus Plan at 85% of your Base Salary for on target performance.
Benefits
You shall be entitled to the following benefits while employed by Voyager Learning Company under this Agreement through December 31, 2009. Except with respect to the SERP-replacement benefit described below, if you remain employed after December 31, 2009, the Company will inform you of the benefits you will be entitled to as of January 1, 2010:
•	In lieu of participation in the ProQuest Supplemental Executive Retirement Plan (SERP), the Company makes a cash payment to you, less withholding taxes, in an amount equal to 15% of the sum of your Base Salary and your management bonus under the Financial Bonus Plan for the year. Such cash payment in lieu of SERP for any calendar year shall be paid no later than March 15th of the following calendar year.
If your employment shall terminate for any reason other than by the Company with Cause prior to the end of the calendar year, for purposes of calculating the cash payment in lieu of SERP with respect to Base Salary, Base Salary shall be the Base Salary earned for the period you were employed during the year. The cash payment in lieu of SERP attributed to such Base Salary for the year of termination of employment shall be paid to you thirty (30) days following your termination date (subject to signing a release substantially in the form attached to this Agreement as Exhibit B). The cash payment in lieu of SERP with respect to management bonus under the Financial Bonus Plan shall be paid at the same time as the management bonus, if any, but not later than March 15th following the year to which the management bonus related. Notwithstanding the foregoing, if a Change of Control occurs, the cash payment in lieu of SERP with respect to both Base Salary earned for the period through the Change of Control for the year of the Change of Control and the bonus earned for the period through the Change of Control for the year of the Change of Control shall be paid upon such Change of Control. Amounts paid as cash payment in lieu of SERP upon a Change of Control shall offset any cash payment in lieu of SERP payments otherwise due with respect to the year of the Change of Control.

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•	You receive at Company expense Basic term life equal to two times annual Base Salary, and under the terms of the policy, you may elect to purchase additional term life insurance up to four times Base Salary up to a maximum of $1,300,000 subject to the terms of the Policy.
•	You have Short Term Disability protection at Company expense.
•	You are covered at Company expense for Long-term disability benefits which will begin after you have been totally disabled for a period of six continuous months. You are also eligible to participate under the Supplemental Income Protection Plan—Supplemental Long Term Disability Plan at the group rate.
•	You participate in the Profit Sharing Retirement Plan 401(k) plan.
•	You are be eligible for four weeks of annual vacation, accrued at 13.33 hours per month, 4 floating holidays (personal days), and 8 company holidays.
•	You participate in benefits programs including group insurance plans for medical, dental, vision, as well as access to a Health Savings Account or Flexible Spending Account.
•	If asked by the Company you agree to relocate, you are eligible for relocation benefits as detailed in the Senior Management Homeowner Relocation Plan summary. This benefit must be reimbursed to the Company if you leave without Good Reason within the first 12 months after such move.
•	You are eligible to participate in Dependent Life Insurance; Voluntary Accidental Death & Dismemberment; the Group Legal Plan.

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